Exhibit 99.1

KMG Chemicals, Inc.

FOR IMMEDIATE RELEASE

KMG CHEMICALS NAMES STEPHEN THORINGTON TO BOARD OF DIRECTORS

HOUSTON, TX – May 22, 2007– KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that Stephen A. Thorington, 51, has joined its Board of Directors, enlarging the Board to eight members.

Mr. Thorington brings to KMG’s Board 28 years of experience in finance and corporate development.  From 2002 to 2006,
Mr. Thorington was with New York Stock Exchange listed Plains Exploration & Production, where he served as Executive Vice President and CFO.  He also held the same position with Plains Resources which was listed on the New York Stock Exchange until it went private in mid-2004.  While at Plains, Mr. Thorington helped lead two acquisitions valued at $450 million and $1 billion.  From 1996 to 1999, he was Vice President – Finance of Seagull Energy, and managed the financial aspects of its 1999 merger with Ocean Energy, where he became Senior Vice President – Finance & Corporate Development, a position he held until 2002.  From 1985 to 1996, Mr. Thorington held various positions at The Chase Manhattan Bank, including Managing Director – Houston, and Managing Director of Chase Securities, Inc.  Prior to that, from 1978 to 1985, Mr. Thorington held various positions at Interfirst Corporation / First National Bank in Dallas.  He received a Bachelor of Business Administration from the University of Texas, and a Masters of Business Administration from Rice University.  Mr. Thorington retired from Plains Exploration in May 2006.

David Hatcher, Chairman and CEO of KMG, stated, “We are very pleased to welcome Steve to the Board.  We believe his extensive experience in finance and corporate development will be valuable as we pursue KMG’s continued growth in line with our strategy to acquire, optimize and grow specialty chemical product lines and businesses.  We look forward to working closely with Steve and benefiting from his counsel, and are confident that he will make important contributions to KMG.”

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The Company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the Company’s web site at www.kmgchemicals.com.

10611 Harwin Drive, Suite 402, Houston, Texas 77036-1534

Voice: 713.600.3800  Fax: 713.600.3850  •  Web: www.kmgchemicals.com  Nasdaq: KMGB

KMG News Release

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak

Chief Financial Officer

KMG Chemicals, Inc.

713-600-3814

jsobchak@kmgchemicals.com

www.kmgchemicals.com

Investor Relations Counsel:

The Equity Group Inc.

Loren G. Mortman

212-836-9604

LMortman@equityny.com

www.theequitygroup.com

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